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                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                      -------------------------------------

                                  SCHEDULE 13G

                                 (RULE 13d-102)

  Information to be Included in Statements Filed Pursuant to Rule 13d-1(b), (c) and (d) and Amendments Thereto Filed Pursuant to Rule 13d-2 (b)

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                                (Amendment No.3)*

                           ANIXTER INTERNATIONAL INC.
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                                (Name of Issuer)

                     Common Stock, par value $1.00 per share
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                         (Title of Class of Securities)

                                   035290 10 5
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                                 (CUSIP Number)

                                December 31, 2003
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             (Date of Event which Requires Filing of this Statement)

         Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

         [ ] Rule 13d-1(b)
         [x] Rule 13d-1(c)
         [ ] Rule 13d-1(d)

         * The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

         The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act, but shall be subject to all other provisions of the Act (however, see the Notes).


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CUSIP No. 035290 10 5                  13G                     Page 2 of 5 Pages

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1        Names of Reporting Persons/I.R.S. Identification Nos. of Above Persons
         (Entities Only)

         Robert H. and Ann Lurie Trust ("RHALT")
         36-6944487
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2        Check the Appropriate Box if a Member of a Group
         (See Instructions)                                              (a) [ ]
                                                                         (b) [X]
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3        SEC Use Only

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4        Citizenship or Place of Organization

         Illinois
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Number of                           5       Sole Voting Power
                                            1,588,500
Shares                              --------------------------------------------

Beneficially                        6       Shared Voting Power
                                            -0-
Owned by Each                       --------------------------------------------

Reporting                           7       Sole Dispositive Power
Person                                      1,588,500
                                    --------------------------------------------

With                                8       Shared Dispositive Power
                                            -0-
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9        Aggregate Amount Beneficially Owned by Each Reporting Person

         1,588,500
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10       Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares*
                                                                             [ ]

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11       Percent of Class Represented by Amount in Row (9)

         4.4%

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12       Type of Reporting Person (See Instructions)

         00
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CUSIP No. 035290 10 5                  13G                     Page 3 of 5 Pages

ITEM 1(a).                 NAME OF ISSUER:

                           Anixter International Inc. ("Anixter")

ITEM 1(b).                 ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                           2301 Patriot Blvd., Glenview, Illinois 60025.

ITEM 2(a), (b), (c).       NAME OF PERSON FILING, ADDRESS OF PRINCIPAL BUSINESS
                           OFFICE OR, IF NONE, RESIDENCE, AND CITIZENSHIP:

         This statement is being filed by the Robert H. and Ann Lurie Trust ("RHALT"). The principal business address of RHALT is Two North Riverside Plaza, Chicago, IL 60606.

ITEM 2(d).                 TITLE OF CLASS OF SECURITIES:

                           Common Stock

ITEM 2(e).                 CUSIP NUMBER:

                           035290 10 5

ITEM 3.  IF THIS STATEMENT IS FILED PURSUANT TO RULE 13D-1(b), OR 13(d)-2(b) OR
         (c), CHECK WHETHER THE FILING PERSON IS A:

         (a)      [ ]      Broker or dealer under Section 15 of the Exchange
                           Act.

         (b)      [ ]      Bank as defined in Section 3(a)(6) of the Exchange
                           Act.

         (c )     [ ]      Insurance company as defined in Section 3(a)(19) of
                           the Exchange Act.

         (d)      [ ]      Investment company registered under Section 8 of the
                           Investment Company Act.

         (e)      [ ]      An investment adviser in accordance with Rule
                           13d-1(b)(1)(ii)(E);

         (f)      [ ]      An employee benefit plan or endowment fund in
                           accordance with Rule 13d-1(b)(1)(ii)(F);

         (g)      [ ]      A parent holding company or control person in
                           accordance with Rule 13d-1(b)(1)(ii)(G);

         (h)      [ ]      A savings association as defined in Section 3(b) of
                           the Federal Deposit Insurance Act;

         (i)      [ ]      A church plan that is excluded from the definition of
                           an investment company under Section 3( )(14) of the Investment Company Act;

         (j)      [ ]      Group, in accordance with Rule 13d-1(b)(1)(ii)(J).


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CUSIP No. 035290 10 5                  13G                     Page 4 of 5 Pages

ITEM 4. OWNERSHIP.

         Robert H. and Ann Lurie Trust ("RHALT")

         (a)      Amount Beneficially Owned: 1,588,500

         (b)      Percent of Class: 4.4%

         (c)      Number of shares as to which such person has:

                  1.       Sole power to vote or to direct vote: 1,588,500

                  2.       Shared power to vote or to direct vote: -0-

                  3.       Sole power to dispose or to direct the disposition:
                           1,588,500

                  4.       Shared power to dispose or to direct the disposition:
                           -0-

ITEM 5. OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

         If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ X ].

ITEM 6. OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

         Not applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

         Not applicable.

ITEM 8. IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

         Not applicable.

ITEM 9. NOTICE OF DISSOLUTION OF GROUP.

         Not applicable.

ITEM 10. CERTIFICATIONS.

         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


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CUSIP No. 035290 10 5                  13G                     Page 5 of 5 Pages


                                    SIGNATURE

         After reasonable inquiry, and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Dated: February 6, 2004

                                             Robert H. and Ann Lurie Trust

                                             By:  /s/ Ann Lurie
                                                 -------------------------------
                                                  Ann Lurie, Co-Trustee